Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of September 30, 2023, Richtech Robotics Inc. (“we,” “our,” “us” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its Class B common stock, par value $0.0001 per share (the “Class B common stock”).

Pursuant to our Second Amended and Restated Articles of Incorporation (“Second Amended and Restated Articles of Incorporation”), our authorized capital stock is (a) 310,000,000 shares of common stock, $0.00001 par value per share, consisting of (i) 100,000,000 shares of Class A common stock (“Class A common stock”) and (ii) 200,000,000 shares of Class B common stock; and (b) 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share (“preferred stock”). Our board may from time to time authorize by resolution the issuance of any or all shares of the common stock and the preferred stock authorized in accordance with the terms and conditions set forth in Second Amended and Restated Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the preferred stock, in one or more series, all as the board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

The following description summarizes the material terms of our capital stock and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our Second Amended and Restated Articles of Incorporation and our amended and restated bylaws (“Amended and Restated Bylaws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended September 30, 2023 (the “Report”) of which this exhibit is a part. Defined terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Report.

Class B Common Stock

Our Second Amended and Restated Articles of Incorporation provides for two classes of common stock. Except as otherwise required by the NRS, each holder of Class A common stock is entitled to ten (10) votes in respect of each share of Class A common stock held by him, her, or it of record on the books of the Company, and each holder of Class B common stock is entitled to one (1) vote in respect of each share of Class B common stock held by him, her, or it of record on the books of the Company, in connection with the election of directors and on all matters submitted to a vote of stockholders of the Company. Each share of Class A common stock is convertible into one share of Class B common stock at any time at the option of the holder, but Class B common stock shall not be convertible into Class A common stock under any circumstances. Holders of our common stock do not have preemptive, subscription, or redemption rights.

Anti-takeover Effects of Nevada Law and Our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Special Stockholder Meetings

Our Amended and Restated Bylaws provide that special meetings of our stockholders may be called at any time by a resolution adopted by any three or more directors, and may not be called by any other person or persons. Our Amended and Restated Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be properly brought before a meeting of our stockholders, the stockholder submitting the proposal or nomination will have to comply with advance notice requirements and provide us with certain information.

For business to be properly brought before an annual meeting, the proposing stockholder must have given written notice of the nomination or proposal, either by personal delivery or by United States mail to the Secretary not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the preceding year’s annual meeting. If the date of the annual meeting is advanced more than thirty (30) days prior to such anniversary date or delayed more than seventy (70) days after such anniversary date then to be timely such notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made. In no event will an adjournment or postponement of an annual meeting of stockholders begin a new time period for giving a proposing stockholder’s notice as provided above.

For business to be properly brought before a special meeting of stockholders, the notice of the meeting must set forth the nature of the business to be considered. A person or persons who have properly made a written request for a special meeting may provide the information required for notice of a stockholder proposal simultaneously with the written request for the meeting submitted to the Secretary or within ten calendar days after delivery of the written request for the meeting to the Secretary.

Our Amended and Restated Bylaws also specify requirements as to the form and content of the stockholder’s notice and allow the chairman of the meeting to prescribe rules and regulations for the conduct of stockholders’ meetings, which may preclude the conduct of certain business at a meeting if the rules and regulations are not followed.

Authorized but Unissued Capital Stock

Neither Nevada law nor our governing documents require stockholder approval for any issuance of authorized shares, except as provided in NRS 78.2055 with respect to a decrease in the number of issued and outstanding shares of a class or series without a corresponding decrease in the authorized shares. Our authorized but unissued common stock are therefore available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Board of Directors

Our Amended and Restated Bylaws provides that the number of directors will be fixed by the board of directors.

Nevada Anti-Takeover Provisions

Nevada law, NRS Sections 78.411 through 78.444, regulate business combinations with interested stockholders. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to Sections NRS 78.411 through 78.444, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt-out of the statute with appropriate provisions in its articles of incorporation.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. We have not opted out of these sections in our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

Removal of Directors; Vacancies

Under NRS 78.335, one or more of the incumbent directors may be removed from office by the vote of stockholders representing two-thirds or more of the voting power of the issued and outstanding stock entitled to vote. Our Amended and Restated Bylaws provide that any newly created position on the board of directors that results from an increase in the total number of directors and any vacancies on the board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum.

No Cumulative Voting

The NRS does not permit stockholders to cumulate their votes other than in the election of directors, and then only if expressly authorized by the corporation’s articles of incorporation. Our Second Amended and Restated Articles of Incorporation does not expressly authorize cumulative voting.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Second Amended and Restated Articles of Incorporation and Bylaw Provisions

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under NRS Section 78 other than the business of a trust company, savings and loan association, thrift company or corporation organized for the purpose of conducting a banking business.

Annual Stockholder Meetings

Our Amended and Restated Bylaws provide that annual stockholder meetings, for the purpose of electing directors and transacting any other business as may be brought before the meeting, shall be held at a date and time fixed by the board of directors and designated in the notice of the meeting. Failure to hold the annual meeting of stockholders at the designated time shall not affect the validity of any action taken by the Company.

Stockholders may participate in meetings by remote communication if the Company implements reasonable measures to verify the identity of each stockholder participating by remote communication and to provide the stockholders a reasonable opportunity to participate and vote, including an opportunity to communicate and read or hear the proceedings in a substantially concurrent manner with the proceedings.

Stockholder Action by Written Consent

Any action required or permitted by the NRS to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent to the action is signed by stockholders holding a majority of the voting power of the Company or, if different, the proportion of voting power required to take the action at a meeting of stockholders.

3